Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL REPORTS THIRD QUARTER 2016 RESULTS

—Reports Earnings of 96 Cents per Diluted Share—

SANTA ANA, Calif., Oct. 20, 2016 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance, settlement services and risk solutions for real estate transactions, today announced financial results for the third quarter ended Sept. 30, 2016.

Current Quarter Highlights

•	Total revenue of $1.5 billion, up 9 percent compared with last year

•	Closed title orders were up 20 percent, driven by a 49 percent increase in refinance orders

•	Average revenue per order was down 10 percent, driven by higher refinance transactions

•	Title Insurance and Services segment pretax margin of 13.5 percent

•	Title Insurance and Services segment loss provision rate of 5.5 percent

•	Commercial revenue of $165.9 million, down 3 percent compared with last year

•	Specialty Insurance segment total revenue up 8 percent, with a pretax margin of 1.6 percent

•	Increased the annual dividend 31 percent to $1.36 per share

•	Borrowed $160 million on credit facility to fund acquisitions and a portion of the obligation related to the previously announced pension termination

•	Debt-to-capital ratio of 19.6 percent as of Sept. 30, 2016

Selected Financial Information

($ in millions, except per share data)

	For the Three Months Ended Sept. 30
	2016	2015
Total revenue	$1,508.3	$1,383.9
Income before taxes	166.9	115.4

Net income	$107.3	$75.5
Net income per diluted share	0.96	0.69

Total revenue for the third quarter of 2016 was $1.5 billion, an increase of 9 percent relative to the third quarter of 2015. Net income in the current quarter was $107.3 million, or 96 cents per diluted share, compared with net income of $75.5 million, or 69 cents per diluted share, in the third quarter of 2015. The current quarter results include net realized investment gains of $9.5 million, or 5 cents per diluted share, compared with losses of $3.1 million, or 2 cents per diluted share, in the third quarter of last year.

“I am pleased with our third-quarter results as the title segment achieved a pretax margin of 13.5 percent,” said Dennis J. Gilmore, chief executive officer at First American Financial Corporation. “The results were driven by our continued focus on operating efficiency combined with a strong refinance market.

“In line with our strategy to invest in businesses that support our core title offerings and leverage our data capabilities, we recently completed two acquisitions: RedVision, which advances our ability to provide title data and services to our customers, and TD Service Financial, which broadens our post-closing offerings within our existing Mortgage Solutions group.

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First American Financial Reports Third Quarter 2016 Results

“Given our positive long-term outlook, we recently raised the dividend by 31 percent to an annual rate of $1.36 per share. This action demonstrates our ongoing commitment to return capital to our shareholders, while maintaining the financial flexibility to invest in our business.”

Title Insurance and Services

($ in millions, except average revenue per order)

	For the Three Months Ended Sept. 30
	2016	2015
Total revenue	$1,395.7	$1,288.2

Income before taxes	$188.7	$137.0
Pretax margin	13.5%	10.6%

Direct open orders	364,900	310,800
Direct closed orders	268,400	224,000

U.S. Commercial
Total revenue	$165.9	$171.9
Open orders	31,500	34,100
Closed orders	20,300	20,600
Average revenue per order	$8,200	$8,400

Total revenue for the Title Insurance and Services segment was $1.4 billion, an 8 percent increase from the same quarter of 2015. Direct premiums and escrow fees were up 7 percent from the third quarter of 2015, driven by a 20 percent increase in the number of direct title orders closed in the quarter, partially offset by a 10 percent decline in the average revenue per direct title order. The decline in the average revenue per direct title order closed to $1,859 was primarily attributable to the shift in the order mix to lower-premium refinance transactions. Agent premiums were up 7 percent in the current quarter compared with last year, largely reflecting the typical reporting lag of approximately one quarter.

Information and other revenue was $188.0 million this quarter, an increase of $15.4 million, or 9 percent, compared with the same quarter of last year. Excluding the $10.3 million impact related to recent acquisitions, the increase was primarily due to higher demand for the company’s title plant and information products.

Investment income was $29.0 million in the third quarter, up $3.6 million, or 14 percent, from the third quarter of 2015. The increase was the result of higher interest income driven by growth in the size of the investment portfolio. Net realized investment gains totaled $8.4 million in the current quarter, compared with losses of $3.1 million in the third quarter of 2015.

Personnel costs were $409.3 million in the third quarter, an increase of $19.2 million, or 5 percent, compared with the same quarter of 2015. The increase was primarily attributable to recent acquisitions, higher salary expense, and higher incentive compensation expense.

Other operating expenses were $198.1 million in the third quarter, up $7.4 million, or 4 percent, compared with the third quarter of 2015. The increase was primarily attributable to higher production-related costs due to higher order volumes.

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First American Financial Reports Third Quarter 2016 Results

The provision for policy losses and other claims was $64.4 million in the third quarter, or 5.5 percent of title premiums and escrow fees, compared with a 6.6 percent loss provision rate in the third quarter of 2015.

Pretax income for the Title Insurance and Services segment was $188.7 million in the third quarter, compared with $137.0 million in the third quarter of 2015. Pretax margin was 13.5 percent in the current quarter, compared with 10.6 percent last year. The increase in the pretax margin was primarily driven by the improvement in the loss provision rate, the improvement in the personnel and other operating expense ratio, and higher net realized investment gains.

Specialty Insurance

($ in millions)

	For the Three Months Ended Sept. 30
	2016	2015
Total revenue	$109.8	$101.2

Income before taxes	$1.8	$1.7
Pretax margin	1.6%	1.7%

Total revenue for the Specialty Insurance segment was $109.8 million in the third quarter of 2016, an increase of 8 percent compared with the third quarter of 2015. The increase in revenue was primarily driven by higher premiums earned in the home warranty business line. The loss ratio in the Specialty Insurance segment this quarter was 69 percent, essentially flat with the prior year. The loss ratio in the home warranty business increased during the quarter, primarily as a result of higher claim severity. However, the higher claim losses in that business were largely offset by a decline in claims in the property and casualty business, primarily due to significant losses incurred in a single wildfire event during the third quarter of 2015. As a result, the pretax margin in the current quarter was 1.6 percent compared with 1.7 percent in the third quarter of last year.

Teleconference/Webcast

First American’s third quarter 2016 results will be discussed in more detail on Thursday, Oct. 20, 2016, at 11 a.m. EDT, via teleconference. The toll-free dial-in number is 877-407-8293. Callers from outside the United States may dial 201-689-8349.

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through Nov. 3, 2016, by dialing 201-612-7415 and using the conference ID 13646700. An audio archive of the call will also be available on First American’s investor website.

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First American Financial Reports Third Quarter 2016 Results

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance, settlement services and risk solutions for real estate transactions that traces its heritage back to 1889. First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; and banking, trust and investment advisory services. With revenues of $5.2 billion in 2015, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2016, First American was recognized by Fortune® magazine as one of the 100 best companies to work for in America. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its U.S. direct title insurance operations, which are posted approximately 10 to 12 days after the end of each month.

Forward-Looking Statements

Certain statements made in this press release and the related management commentary contain, and responses to investor questions may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “believe,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could.” These forward-looking statements include, without limitation, statements regarding future operations, performance, financial condition, prospects, plans and strategies. These forward-looking statements are based on current expectations and assumptions that may prove to be incorrect. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include, without limitation: interest rate fluctuations; changes in the performance of the real estate markets; volatility in the capital markets; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; failures at financial institutions where the company deposits funds; changes in applicable government regulations; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; the Consumer Financial Protection Bureau’s exercise of its broad rulemaking and supervisory powers; regulation of title insurance rates; reform of government-sponsored mortgage enterprises; limitations on access to public records and other data; changes in relationships with large mortgage lenders and government-sponsored enterprises; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus; losses in the company’s investment portfolio; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; any inadequacy in the company’s risk mitigation efforts; systems damage, failures, interruptions and intrusions or unauthorized data disclosures; errors and fraud involving the transfer of funds; inability to realize the benefits of the company’s offshore operations; inability of the company’s subsidiaries to pay dividends or repay funds; inability to realize the benefits of, and challenges arising from, the company’s acquisition strategy; and other factors described in the company’s quarterly report on Form 10-Q for the quarter ended June 30,2016, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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First American Financial Reports Second Quarter 2016 Results

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including personnel and other operating expense ratios, and success ratios. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact:	Investor Contact:
Marcus Ginnaty	Craig Barberio
Corporate Communications	Investor Relations
First American Financial Corporation	First American Financial Corporation
714-250-3298	714-250-5214

(Additional Financial Data Follows)

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First American Financial Reports Third Quarter 2016 Results

First American Financial Corporation

Summary of Consolidated Financial Results and Selected Information

(in thousands, except per share amounts and title orders)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30		September 30
	2016	2015	2016	2015

Total revenues	$1,508,344	$1,383,915	$4,071,589	$3,818,788

Income before income taxes	$166,931	$115,396	$396,130	$315,966
Income tax expense	59,539	39,637	133,615	108,831

Net income	107,392	75,759	262,515	207,135
Less: Net income attributable to noncontrolling interests	72	217	545	615

Net income attributable to the Company	$107,320	$75,542	$261,970	$206,520

Net income per share attributable to stockholders:
Basic	$0.97	$0.69	$2.37	$1.91
Diluted	$0.96	$0.69	$2.36	$1.88

Cash dividends declared per share	$0.34	$0.25	$0.86	$0.75

Weighted average common shares outstanding:
Basic	110,571	108,647	110,423	108,284
Diluted	111,251	110,004	111,006	109,706

Selected Title Information

Title orders opened (1)	364,900	310,800	1,015,600	983,000

Title orders closed (1)	268,400	224,000	705,700	678,100

Paid title claims	$48,151	$50,260	$159,092	$205,662

(1)	U.S direct title insurance orders only.

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First American Financial Reports Third Quarter 2016 Results

First American Financial Corporation

Selected Balance Sheet Information

(in thousands)

(unaudited)

	September 30, 2016	December 31, 2015
Cash and cash equivalents	$1,443,312	$1,027,321
Investment portfolio	5,159,608	4,785,033
Goodwill and other intangible assets, net	1,066,181	1,012,456
Total assets	9,246,477	8,250,301
Reserve for claim losses	1,018,040	983,880
Notes and contracts payable	737,944	581,052
Total stockholders’ equity	$3,022,280	$2,758,502

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First American Financial Reports Third Quarter 2016 Results

First American Financial Corporation

Segment Information

(in thousands, unaudited)

For the Three Months Ended September 30, 2016	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$649,726	$544,427	$105,299	$—
Agent premiums	625,953	625,953	—	—
Information and other	188,727	187,979	754	(6)
Net investment income	34,422	28,986	2,595	2,841
Net realized investment gains (1)	9,516	8,382	1,134	—

	1,508,344	1,395,727	109,782	2,835

Expenses
Personnel costs	438,692	409,345	17,347	12,000
Premiums retained by agents	495,130	495,130	—	—
Other operating expenses	219,959	198,147	14,603	7,209
Provision for policy losses and other claims	137,015	64,352	72,663	—
Depreciation and amortization	24,491	22,994	1,401	96
Premium taxes	18,288	16,301	1,987	—
Interest	7,838	752	—	7,086

	1,341,413	1,207,021	108,001	26,391

Income (loss) before income taxes	$166,931	$188,706	$1,781	$(23,556)

For the Three Months Ended September 30, 2015	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees (2)	$605,450	$507,390	$98,060	$—
Agent premiums (2)	585,974	585,974	—	—
Information and other (2)	173,349	172,560	795	(6)
Net investment income	22,272	25,381	2,336	(5,445)
Net realized investment (losses) gains (1)	(3,130)	(3,149)	19	—

	1,383,915	1,288,156	101,210	(5,451)

Expenses
Personnel costs (2)	411,743	390,133	17,089	4,521
Premiums retained by agents (2)	462,535	462,535	—	—
Other operating expenses (2)	209,316	190,721	12,055	6,540
Provision for policy losses and other claims	139,126	71,768	67,358	—
Depreciation and amortization	21,072	19,753	1,197	122
Premium taxes	17,439	15,612	1,827	—
Interest	7,288	650	—	6,638

	1,268,519	1,151,172	99,526	17,821

Income (loss) before income taxes	$115,396	$136,984	$1,684	$(23,272)

(1)	Includes impairment losses recorded in earnings, except for impairments on investments accounted for under the equity method, which are recorded in net investment income.
(2)	Prior year amounts have been revised to reflect reclassifications made to certain revenues and expenses during the fourth quarter of 2015.

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First American Financial Reports Third Quarter 2016 Results

First American Financial Corporation

Segment Information

(in thousands, unaudited)

For the Nine Months Ended September 30, 2016	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$1,775,615	$1,471,338	$304,277	$—
Agent premiums	1,653,990	1,653,990	—	—
Information and other	526,575	524,199	2,394	(18)
Net investment income	92,717	81,389	7,085	4,243
Net realized investment gains (1)	22,692	19,202	3,490	—

	4,071,589	3,750,118	317,246	4,225

Expenses
Personnel costs	1,239,129	1,154,225	51,149	33,755
Premiums retained by agents	1,303,838	1,303,838	—	—
Other operating expenses	622,995	559,141	43,563	20,291
Provision for policy losses and other claims	366,473	171,994	194,479	—
Depreciation and amortization	70,905	66,510	4,107	288
Premium taxes	48,692	43,488	5,204	—
Interest	23,427	2,107	—	21,320

	3,675,459	3,301,303	298,502	75,654

Income (loss) before income taxes	$396,130	$448,815	$18,744	$(71,429)

For the Nine Months Ended September 30, 2015	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees (2)	$1,716,468	$1,433,941	$282,527	$—
Agent premiums (2)	1,520,507	1,520,507	—	—
Information and other (2)	511,334	508,932	2,422	(20)
Net investment income	70,694	73,151	6,552	(9,009)
Net realized investment (losses) gains (1)	(215)	(1,544)	1,897	(568)

	3,818,788	3,534,987	293,398	(9,597)

Expenses
Personnel costs (2)	1,185,318	1,110,410	49,530	25,378
Premiums retained by agents (2)	1,200,549	1,200,549	—	—
Other operating expenses (2)	621,298	565,605	36,262	19,431
Provision for policy losses and other claims	363,550	194,053	169,497	—
Depreciation and amortization	63,389	59,443	3,579	367
Premium taxes	46,920	41,836	5,084	—
Interest	21,798	1,868	—	19,930

	3,502,822	3,173,764	263,952	65,106

Income (loss) before income taxes	$315,966	$361,223	$29,446	$(74,703)

(1)	Includes impairment losses recorded in earnings, except for impairments on investments accounted for under the equity method, which are recorded in net investment income.
(2)	Prior year amounts have been revised to reflect reclassifications made to certain revenues and expenses during the fourth quarter of 2015.

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First American Financial Reports Third Quarter 2016 Results

First American Financial Corporation

Expense and Success Ratio Reconciliation

Title Insurance and Services Segment

($ in thousands, unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30		September 30
	2016	2015	2016	2015
Total revenues	$1,395,727	$1,288,156	$3,750,118	$3,534,987
Less: Net realized investment gains	8,382	(3,149)	19,202	(1,544)
Net investment income	28,986	25,381	81,389	73,151
Premiums retained by agents	495,130	462,535	1,303,838	1,200,549

Net operating revenues	$863,229	$803,389	$2,345,689	$2,262,831

Personnel and other operating expenses	$607,492	$580,854	$1,713,366	$1,676,015
Ratio (% net operating revenues)	70.4%	72.3%	73.0%	74.1%
Ratio (% total revenues)	43.5%	45.1%	45.7%	47.4%

Change in net operating revenues	$59,840		$82,858
Change in personnel and other operating expenses	26,638		37,351
Success Ratio (1)	45%		45%

(1)	Change in personnel and other operating expenses divided by change in net operating revenues.

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First American Financial Reports Third Quarter 2016 Results

First American Financial Corporation

Supplemental Direct Title Insurance Order Information (1)

(unaudited)

	Q316	Q216	Q116	Q415	Q315
Open Orders per Day
Purchase	2,110	2,272	1,966	1,649	2,099
Refinance	2,574	2,128	1,971	1,616	1,629
Refinance as % of residential orders	55%	48%	50%	49%	44%

Commercial	492	501	512	507	532
Default and other	525	533	435	653	596

Total open orders per day	5,702	5,434	4,885	4,424	4,856

Closed Orders per Day
Purchase	1,645	1,667	1,248	1,443	1,687
Refinance	1,714	1,428	1,206	1,112	1,152
Refinance as % of residential orders	51%	46%	49%	44%	41%

Commercial	318	310	305	341	321
Default and other	518	410	356	347	339

Total closed orders per day	4,194	3,816	3,115	3,243	3,500

Average Revenue per Order (ARPO) (2)
Purchase	$2,193	$2,138	$2,046	$2,053	$2,071
Refinance	880	879	877	867	857
Commercial	8,162	8,379	7,567	9,591	8,357
Default and other	170	257	378	152	299

Total ARPO	$1,859	$1,972	$1,943	$2,236	$2,077

Business Days	64	64	62	63	64

(1)	U.S. operations only.
(2)	The amounts included in the calculation of ARPO for the third quarter of 2015 has been revised to reflect reclassifications made to certain revenues during the fourth quarter of 2015.

Totals may not add due to rounding.

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